                                                                   Exhibit 10.15

     Confidential treatment has been requested for portions of this exhibit. The copy filed herewith omits the information subject to the confidentiality request. Omissions are designated as *. A complete version of this exhibit has been filed separately with the Securities and Exchange Commission.

                           Master Services Agreement
                           -------------------------

THIS AGREEMENT is made and entered into as of the 10th day of June, 1998, by and between Law Office Information Systems, Inc., herein after referred to as "LOIS", with its principal place of business located at 105 North 28th Street, Van Buren, Arkansas 72956, and Digital Publishing International Ltd., hereinafter referred to as "DPI", with offices located at 26 Broadway, Suite 400, New York, New York 10004 and Innodata Corporation located at Three University Plaza, Hackensack, New Jersey 07601 and hereinafter referred to as "Innodata." Innodata and DPI shall be collectively referred to as "Contractor."

WHEREAS, LOIS desires to acquire the specialized data conversion services offered by the Contractor; and;

WHEREAS, the Contractor desires to provide such services to LOIS;

NOW, THEREFORE, in consideration of the premises and mutual promises set forth, LOIS, Innodata and DPI do mutually agree as follows:

1.   STATEMENTS OF WORK:  The Contractor shall provide to LOIS such data
     -------------------
     conversion services as are described in the statements of work from time to time appended hereto (each a "Statement of Work" and collectively, the "Statements of Work"). The Statement of Work pertaining to the initial
     * project is Statement of Work S-1. The statements of Work are incorporated in this Agreement as though fully set forth herein.

     Statements of Work shall be numbered consecutively S-1, S-2, S-3, etc. The inclusion of any such Statement of Work in this Agreement shall be evidenced by the signatures of both parties and shall thereafter be governed by the terms and provisions of this Agreement.

2.   PRICING AND PAYMENT:  LOIS shall pay the Contractor for services provided
     --------------------
     under any Statement of Work pursuant to the pricing information and payment terms contained in such Statement of Work. All prices will be kept strictly confidential by the parties to this agreement.

     Invoices shall be sent to LOIS via facsimile and email by DPI invoices.
     The invoice submitted by DPI shall be the total charge of the Contractor for shipment. If Contractor has met the quality standards specified by this Agreement, LOIS shall promptly pay the same as set forth in this Agreement. Late payments will be subject to an interest charge of 1.25% per month. Payment shall be made to the address set forth in such invoice.

3.   TAXES:  Each party shall be liable for its own taxes applicable to this
     ------
     Agreement.

     * Certain information on this page has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

4.   ACCEPTANCE:  All submitted invoices shall be deemed accepted unless written
     -----------
     notification to the contrary is received by Contractor within fifteen (15) days after receipt of invoice. Said notification must set forth the nature of the dispute as well as refer to the specific work that is in dispute.
     If an invoice is disputed, LOIS shall pay the Contractor the undisputed portion of the invoice when due.

5.   NOTICES:  All notices which are required or may be given pursuant to this
     --------
     Agreement shall be delivered as follows, and may be sent by certified mail or by a recognized courier service such as Federal Express, UPS, AirBorne Express, or DHL, to the addresses set forth below:

     If to LOIS:

          Law Office Information Systems, Inc.
          105 North 28th Street
          Van Buren, Arkansas 72956
          Attention:  Dub Dillon, Chief Operating Officer

     If to the Contractor:

          Digital Publishing International Ltd.
          26 Broadway, Suite 400
          New York, New York 10004
          Attention:  Noah Foxman, President

     and

          Innodata CORPORATION
          Three University Plaza
          Hackensack, New Jersey 07601
          Attention:  Amy R. Agress, Contracts Administrator

6.   MODIFICATIONS:  No alteration or modification of this Agreement (including,
     --------------
     without limitation, any supplemental or additional Statement of Work) will be binding or effective unless in writing and signed by a duly authorized representative of DPI, Innodata and LOIS. All modifications must be sent to the parties pursuant to the provisions set forth in Section 5, titled "Notices". In the event that any such alteration or modification causes an increase or decrease in the amount of work or in the cost of performance, or in the time required for performance, and equitable adjustment shall be made in the contract price and/or delivery schedule. Such increase or decrease shall be made only upon the written acceptance of all parties to this Agreement.

7.   TERM:  This Agreement shall remain in full force and effect for a period of
     -----
     eighteen (18) months from the date production commences on Statement of Work S-1.

8.   TERMINATION: This agreement shall be deemed to be terminated automatically
     ------------
     in the event that LOIS or DPI or Innodata becomes insolvent or bankrupt or enters into any agreement with its creditors for relief of debt or takes advantage of any law for the benefit of debtors or goes into liquidation or receivership whether compulsory or voluntary.

     The Contractor may terminate this Agreement if LOIS defaults in any payment under this Agreement and LOIS does not cure said default within ten (10) days after the Contractor's written notice to LOIS. In the event of any such termination, Innodata shall be entitled to reimbursement for (i) unrecouped start-up costs on the project to have been performed, if such start up has actually occurred; and (ii) reasonable profit on the work performed prior to such termination at a rate approximating the rate used in establishing the original services pricing, if the materials are in fact delivered to LOIS and have passed quality standards.

     LOIS may terminate this Agreement for cause if the Contractor fails to deliver the monthly quantity of Electronic Data required under any Statement of Work once by more than 30%, 2 consecutive months by more than 15% or 4 months in a 12 month period, or fails to meet the applicable quality standards on more than 3 consecutive occasions or 4 occasions in a 12 month period. Any such termination for cause must be declared, if at all, within 30 days of the occurrence thereof.

     Either the Contractor or LOIS may terminate this Agreement for any reason by providing one hundred twenty (120) days written notice to the other parties to this Agreement.

9.   CONFIDENTIALITY:  Innodata and DPI each agree to regard and preserve as
     ----------------
     confidential all information related to the business and activities of LOIS that may be obtained by Innodata or DPI, as the case may be, as a result of performing services under this Agreement. LOIS and DPI each agree to regard and preserve as confidential all information related to the business and activities of Innodata that may be obtained by LOIS or DPI, as the case may be, as a result of this Agreement and the performance of the services contemplated hereby, including, without limitation all information regarding pricing of services. Each party agrees to hold such information in trust and confidence for such other party or parties and not to disclose such information to any person, firm, or enterprise, or use any such information to its own benefit, or to the benefit of any other party, unless authorized by in writing by the party in interest. Information shall not be considered confidential to the extent that such information is
     (i) already known free of any restriction at the time it is obtained; (ii) subsequently learned form an independent third party free of any restriction; or (iii) available publicly.

10.  REPRESENTATIONS AND WARRANTIES:
     -------------------------------

     a. LOIS represents and warrants to Innodata and DPI that the materials provided by LOIS to Innodata for conversion services, or any use or manufacture thereof, do not violate any law or infringe any trademark, copyright or any other right of any third party. If and in the event that some of the materials are subject to the claim of copyright or any other right of a third party, and LOIS does not have a license to convert said copyrighted materials, LOIS shall so notify the Contractor as to which parts of the materials are subject to said claim of copyright and shall inform Contractor to remove said copyright or unlicensed materials.

     b. Innodata represents and warrants to LOIS and DPI that the processes used by Innodata in the provision of the services to LOIS do not violate any law or infringe on any patent right of any third party.

     c. DPI shall provide to LOIS continued project oversight during the term of this Agreement and shall at all times work closely with Innodata and LOIS to ensure that work is performed to the specifications contained in this Agreement and the related Statements of Work. In the event of certain persistent and uncured deficiencies in production quality or turnaround time, DPI will undertake responsibility, at no cost to LOIS, for finding a substitute production facility which meets all tests provided by LOIS relating to performance of the work and is otherwise acceptable to LOIS. In such event, LOIS and DPI will enter into an agreement with such facility substantially similar to this Agreement in substitution hereof, if such facility is acceptable to LOIS.

     d. EXCEPT AS EXPLICITLY STATED IN THIS AGREEMENT, THE CONTRACTOR AND LOIS MAKES NO WARRANTIES AND EXPRESSLY DISCLAIMS ANY AND ALL WARRANTIES, EXPRESSED OR IMPLIED, INCLUDING BUT NOT LIMITED TO THE IMPLIED WARRANTIES OF MERCHANTABILITY AND FITNESS FOR A PARTICULAR PURPOSE. LOIS, DPI AND INNODATA AGREE THAT THIS AGREEMENT IS PREDOMINANTLY AN AGREEMENT FOR THE PROVISION OF SERVICES. THIS AGREEMENT IS ACCORDINGLY NOT A CONTRACT FOR THE SALE OF GOODS FOR PURPOSES OF THE UNIFORM COMMERCIAL CODE AND THEREFORE THE PROVISIONS OF THE UNIFORM COMMERCIAL CODE SHALL NOT APPLY TO THIS AGREEMENT.

11.  INDEMNIFICATION:  The parties shall indemnify, defend and hold harmless one
     ----------------
     another from and against any and all suits, proceedings at law or in equity, claims, liabilities, costs, payments and expenses (including reasonable attorney fees) asserted against or incurred by such indemnitee, arising out of or in connection with any claim by any party regarding the breach of any warranty contained herein.

12.  LIMITATION OF LIABILITIES:  THE CONTRACTOR'S LIABILITY TO LOIS FOR ACTUAL
     --------------------------
     DAMAGES FROM ANY CAUSE WHATSOEVER WILL BE LIMITED TO AN AMOUNT EQUAL TO THREE MONTHS' MONTHLY CHARGES.

     SUCH CHARGES WILL BE THOSE IN EFFECT WHEN THE CAUSE OF ACTION AROSE.

     THIS LIMITATION WILL APPLY REGARDLESS OF THE FORM OF ACTION, WHETHER IN CONTRACT OR IN TORT, INCLUDING NEGLIGENCE. IN NO EVENT WILL THE CONTRACTOR BE LIABLE FOR ANY LOST PROFITS, INCIDENTAL DAMAGES OR OTHER ECONOMIC CONSEQUENTIAL DAMAGES, EVEN IF THE CONTRACTOR HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES. IN ADDITION, THE CONTRACTOR WILL NOT BE LIABLE FOR ANY DAMAGES CLAIMED BY LOIS BASED ON ANY THIRD PARTY CLAIMS. HOWEVER, IF AND IN THE EVENT THAT A CAUSE OF ACTION IS MADE FOR A COPYRIGHT VIOLATION BY ANOTHER THIRD PARTY, AND LOIS HAS IN FACT PREVIOUSLY NOTIFIED CONTRACTOR TO SPECIFICALLY REMOVE SAID COPYRIGHT INFORMATION AND IT IS PROVED THAT CONTRACTOR FAILED TO DO SO, THEN IN THAT EVENT, CONTRACTOR SHALL BE LIABLE FOR ANY AND ALL DAMAGES ASSOCIATED WITH SAID COPYRIGHT VIOLATION TO THIRD PARTY AND TO LOIS.

13.  FORCE MAJEURE: Neither party shall be liable for any default or delay in
     --------------
     the performance of its objections under this Agreement if and to the extent such default or delay is caused, directly or indirectly, by reason of fire, flood, earthquake, elements of nature or acts of God, riots, civil disorders, rebellions or revolutions in any country, strikes, lockouts or labor difficulties, any failure in electrical or air conditioning equipment, disruptions or telecommunication systems, unavailability of parts, or any other similar cause beyond the reasonable control of such party. However, if and in the event that any country in which work is performed under this Agreement subsequently prohibits the terms of performance by the parties herein by an act of any legislative body or an executive order by the president of that country, either the Contractor or LOIS may terminate this Agreement.

14.  GOVERNING LAW:  This Agreement shall be governed by and construed under the
     --------------
     laws of the State of New York, without regard to New York conflicts law.
     If any provision of this Agreement is held invalid, illegal or unenforceable, the remaining provisions shall continue unimpaired.

15.  DISPUTE RESOLUTION: Any controversy or claim arising out of or relating to
     -------------------
     this Agreement, or to the breach thereof, shall be settled by arbitration in accordance with the Rules of the American Arbitration Association, and judgment upon the award rendered by the Arbitrator(s) may be entered in any court having jurisdiction thereof. Such arbitration shall take place in New York.

16.  WAIVER:  No waiver by any party of any default shall be deemed as a waiver
     -------
     of prior or subsequent default of the same or other provisions of this Agreement.

17.  ENTIRE AGREEMENT:  This Agreement, together with all Statements of Work,
     -----------------
     constitutes the entire agreement among the parties when executed by duly authorized signatories of Innodata, LOIS and DPI and supersedes all proposals or other prior agreements, oral or written, and all other negotiations and communications among the parties relating to the subject matter described in this Agreement. Headings are for reference only and shall not affect the meanings of any terms of this Agreement. In the event of a conflict between this Agreement and any Statement of Work appended hereto, the terms of the Statement of Work shall govern and control.



Digital Publishing International Ltd.       Law Office Information Systems, Inc.


By:   /s/Noah Foxman                        By:   /s/Kyle D. Parker
     -------------------------------             -------------------------------
     Its:  President                              Its:  President & CEO


Innodata Corporation


By:   /s/(illegible)
     -------------------------------
     Its: President and CEO

                             Statement of Work S-1
                             ---------------------

This Statement of Work is pursuant to and forms a part of the Master Services Agreement dated June 10, 1998, by and among Law Office Information Systems, Inc. ("LOIS"), with offices at 105 North 28th Street, Van Buren, Arkansas 72956, Digital Publishing International Ltd. ("DPI"), with offices at 26 Broadway, Suite 400, New York, New York 10004 and Innodata Corporation ("Innodata", and together with DPI, collectively, the "Contractor"), with offices at Three University Plaza, Hackensack, New Jersey 07601. All capitalized terms used herein shall have the meaning provided therein.

1.   Nature of Project and Services to be Performed:

     1.1 Innodata will provide data capture and tagging of source material consisting of reported case law, statutes, regulations and related materials provided by LOIS, which shall be (i) substantially similar in quality, appearance and density to the source materials provided to DPI by LOIS on April 3, 1998 and April 10, 1998 and (ii) which can be despined and otherwise taken apart:

     1.2 It is understood and agreed that the processes contemplated to be employed (including, without limitation, optical character recognition) to convert the source material (and therefore the prices provided) are dependent on the quality appearance and density of the source material and the ability to despine it. Therefore, in the event LOIS delivers to Innodata any source material that does not substantially conform to such requirements ("Non-Conforming Data"), Innodata shall immediately notify LOIS of the non-conformity, and LOIS at its option, shall determine whether or not to have Innodata proceed with the work after Innodata informs LOIS what adjustments will occur as to the price and delivery of the work. If LOIS elects to proceed with the work, Innodata shall proceed with such work under the adjusted price and delivery schedule.

2.   Billing and Payment Terms:

     2.1 THE CONTRACTOR will bill LOIS with each weekly shipment of electronic data. LOIS shall make payment to the Contractor at the address indicated below within twenty (20) days of receipt of Innodata's invoice:

               Digital Publishing International Ltd.
               c/o Oscar Folger, Esq.
               521 5th Ave.
               New York, New York 10175
               (212) 697-6464

     2.2 This twenty (20) day time period includes a fifteen (15) day period measured from receipt of electronic data during which time LOIS may review the accuracy of electronic data received from Innodata. Disputes regarding quality standards of the work must be raised during this time or it will be deemed as accepted.

3.   Shelf Source Material Inventory:

     3.1 Source material will be shipped in as far in advance as reasonably possible to insure that Innodata has "on the shelf" at all times source material inventory ("Shelf Source Material Inventory") equivalent in volume to 1.5 times the Monthly Target (as herein defined) (the "Target Shelf Source Material Inventory"). At the beginning of each week, Innodata will report to LOIS its anticipated Shelf Source Material Inventory as of the end of such week, and LOIS will re-stock by shipping additional source material for delivery by the end of such week such that the actual Shelf Source Material Inventory will equal or exceed the Target Shelf source Material Inventory by such date.

4.   Tagging:

     4.1 Based on LOIS's proprietary tagging system previously supplied by LOIS to DPI on April 3, 1998.

5.   Accuracy Rate:

     5.1 Electronic data shall meet or exceed a Quality Standard accuracy measure of 99.995%. This is equal to an average of one error every 20,000 characters or tags. If Innodata fails to meet this accuracy measure, it will re-do the work and return he same to LOIS within fifteen (15) days of receipt of notification as to the problem. "Measured Quality Standards" is the method used to determine Quality Standards and is defined as follows: Upon the receipt of Electronic Materials sent by Contractor to LOIS, LOIS shall select a 100 page continuous block of information, (or as many 100 page blocks as LOIS desires) and compare the Raw Materials to the converted Electronic Materials. Accuracy of the conversion is checked by counting the total number of characters within said 100-page block(s) and the number of occurrences where the Raw Materials do not match the Electronic Materials. The total characters contained within a given 100-page block of Electronic Materials minus the total characters of Electronic Materials converted incorrectly within such block(s) (and expressed as a percentage by multiplying by 100) shall be the formula used to determine the Quality Standard. The results of the quality check shall be immediately sent to Contractor pursuant to the notification provisions of Paragraph 5 of the Master Services Agreement if the materials do not meet Quality Standards. Contractor shall then check its copy of the Electronic Materials to ascertain the veracity of said quality check. It is understood by both Contractor and LOIS that the accuracy level of any 100 page block so chosen by LOIS shall be deemed to be that of the entire amount of Electronic Materials for that shipment. It shall be understood that in the event that

          LOIS fails to make a quality check within 15 days of having received a shipment of Electronic Materials, it shall be considered that said Electronic Materials have met Quality Standards.

     5.2 It is understood between the parties that when Measured Quality Standards are being determined, any character which is emphasized or effected by an emphasis tag, (SGML character) is in fact emphasized or affected in a manner not consistent with the Raw Materials, then and in that event, all characters contained within the emphasized or affected characters shall be deemed not to be accurately converted. It is also understood, that when a character or characters are emphasized or affected in the Raw Materials but not so affected or emphasized in the Electronic Materials, then and in that event, all characters that should have been emphasized or affected in the Electronic Materials shall be deemed not to be accurately converted.

          The above calculation of accuracy of data emphasized or effected by an emphasis tag (SGML character) is based on LOIS providing Contractor with documentation including detailed and complete specifications covering all variations of occurrences of all elements known to LOIS. Anything not strictly included in this documentation (including but not limited to "understood" or "implied" usage of elements or tags) will not be considered an error for purpose of this section and for purposes of quality defaults under Section 8 of the Master Services Agreement. In addition, quality calculations based on incorrect tagging shall not be deemed to effect the accuracy rate for purposes of quality defaults under Section 8 of the Master Services Agreement of the first 3 months of the project because of the possible need for time to work out issues and documentation that require iterative improvement. For production purposes all new tags and elements will be included in future work as soon as possible after notice to Contractor by LOIS. Data that is in the midst of production or completed data will not be changed retroactively to include these tags and elements. Contractor agrees at all times to be proactive in bringing to LOIS' attention any questions regarding emphasis tagging that are not covered by LOIS in its documentation.

6.   Volume and Related Commitment:

     6.1 Project. The project shall consist of a minimum of * of Electronic Data to be completed over an 10-month period as further provided herein. There will be a ramp-up period for the first four (4) weeks of the project, during which the Monthly Target (as herein defined) will not be processed or delivered.

     6.2 Electronic Data. Provided that LOIS shall meet its obligations regarding Shelf Source Material Inventory, and provided, further, that Non-Conforming Source Material shall not exceed 5% of total Source Material, Innodata shall (i) complete the Project no later than 18 months from commencement date and (ii) deliver

     * Certain information on this page has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

          * of Electronic Data to LOIS per month beginning in Month 2 of the project (the "Monthly Target"), subject to subparagraph 6.3 herein below regarding Monthly Delivery Surplus.

     6.3 Monthly Delivery Surplus. Innodata shall have the ability to deliver in excess of the Monthly Target. At the end of any month where the actual monthly delivery shall have exceeded the Monthly Target, Innodata shall calculate the difference between such actual monthly delivery and the Monthly Target (the "Monthly Delivery Surplus"). Monthly Delivery Surplus shall be tracked and carried forward, available to be netted against subsequent Monthly Targets. However, LOIS shall only be responsible for the payment for fifty percent of the billings for any materials received in excess of * with the remaining fifty percent of the billings due at such time as the data is used as against subsequent Monthly Targets.

     6.4 Continuance. After 18 months under the Agreement the Monthly Target, if any, shall be determined by LOIS. LOIS anticipates that said Monthly Target should be *. LOIS shall inform the Contractor of the desired amount sixty (60) days prior to the completion of *. In the event LOIS desires to provide such work to Contractor, Contractor and LOIS will agree upon a price and other terms to be applicable to such work.

7.   Penalties and Pricing

     7.1 The price for the work shall be * per one thousand characters converted. LOIS shall pay all costs associated with shipping.

     7.2 It is understood by the Contractor that time is of the essence to LOIS in regards to the delivery of the electronic materials. It is also understood that the monthly goal is *, that from time to time the actual amount delivered per month will be more or less than the monthly goal. As such, there shall be no penalty associated with Contractor delivering less that *. However, Contractor does warrant that it shall deliver * and further warrants that in the event that the data delivered to LOIS does not meet Quality Standards, that is shall correct the errors to meet Quality Standards and return the data to LOIS as expeditiously as possible.

     7.3 For each day the LOIS fails to maintain the Target Shelf Source Material Inventory, it shall pay a penalty equal to *.

     * Certain information on this page has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

     7.4 For each day that Shelf Source Material Inventory falls below *, it shall pay a penalty equal to *.

8.   Ramp-Up:

     8.1 Schedule A hereto depicts anticipated ramp-up to Monthly Target during the first month. This schedule is provided for convenience only. The Contractor makes no guarantees regarding ramp-up to Monthly Target other than that full ramp-up will be achieved by Month 2 of the project.

9.   Delivery of Electronic Data, etc.

     9.1 Initially, data will be returned to Lois on CD-ROMs. (.txt files). LOIS will accept deliverability of electronic data as completed. Future plans may include the downloading of data using LOIS's FTP server. Source materials will not be returned to LOIS.


Digital Publishing International,           Law Office Information Systems, Inc.


By:  /s/ Mark Foxman                        By:  /s/ Kyle D. Parker
     -------------------------------             -------------------------------
     Its:  President                        Its:  President & CEO


Innodata Corporation


By:  /s/ (illegible)
     -------------------------------
     Its:  President and CEO

     * Certain information on this page has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

Schedule A


Ramp Up Schedule for *:

Week 1:                 *
Week 2:                 *
Week 3:                 *
Week 4:                 *
Total:                  *

Week 5 Onwards:         *

     * Certain information on this page has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.